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                                                                   EXHIBIT 3(i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION


             Cohu, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

             DOES HEREBY CERTIFY:

             FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

             RESOLVED, that the Restated Certificate of Incorporation of the Company be amended by changing the first paragraph of Article Fourth so that, as amended, said paragraph shall be and read as follows:

             "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty- six Million (26,000,000) of which 1,000,000 shares shall constitute Preferred Stock having a par value of $1.00 per share and 25,000,000 shares shall constitute Common Stock having a par value of $1.00 per share."

             SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

             THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Charles A. Schwan , its President, and John H. Allen , its Secretary, this 7th day of May , 1996.


                                       By:     /s/ Charles A. Schwan
                                          --------------------------------------
                                                   President


                                       ATTEST:     /s/ John H. Allen
                                              ----------------------------------
                                                     Secretary